UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2004

Quinton Cardiology Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-49755	94-3300396
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3303 Monte Villa Parkway, Bothell, Washington		98021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	425-402-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 30, 2004, we and our wholly-owned subsidiary, Quinton Cardiology, Inc., entered into an Amendment to Loan Documents with Silicon Valley Bank (the "Amendment").

The Amendment relates to a $12 million revolving credit facility we established with Silicon Valley Bank in December 2002. The facility is subject to certain accounts receivable and inventory provisions. The facility had a term of two years. The Amendment extends the term until December 30, 2005. We have maintained a commercial banking relationship with Silicon Valley Bank since June 1998.

All borrowings under this facility will be classified as current liabilities. As of December 31, 2004, there was no outstanding balance on this credit facility. Pursuant to the Amendment, outstanding balances under this facility bear interest at a variable rate ranging from a minimum of Silicon Valley Bank's "prime rate" to a maximum of the prime rate plus 0.5%, based on a ratio of our funded debt to earnings before interest, taxes, depreciation and amortization, and provided that the prime rate will not be less than 4.25%. The interest rate at December 31, 2004 was 4.25%. In addition, unused balances under this facility bear monthly fees equal to 0.25% per annum on the difference between the maximum credit limit and the average daily principal balance during the month. Interest is payable monthly, on the last day of the month, and all obligations are due on the maturity date. As of December 31, 2004, we had capacity to borrow approximately $10 million dollars based on eligible accounts receivable and eligible inventory.

The credit facility contains standard negative covenants and restrictions on actions by us, including but not limited to, activity related to our common stock repurchases, liens, investments, capital expenditures, indebtedness, restricted payments including cash payments of dividends, and fundamental changes in, or disposition of our assets. Certain of these actions may be taken by us with the consent of the lender. In addition, the credit agreement requires that we meet certain financial covenants, namely a minimum tangible net worth measure. As of December 31, 2004, we were in compliance with all covenants under the credit facility. The facility contains standard acceleration provisions in the event of a default by us.

The foregoing summary of the amended credit facility is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.35, the Loan and Security Agreement between Quinton Cardiology Systems, Inc. and Quinton Inc. and Silicon Valley Bank dated December 30, 2002, and the Amendment to Loan Documents between Quinton Cardiology Systems, Inc., Quinton Inc. and Burdick, Inc. and Silicon Valley Bank dated January 9, 2003, filed as Exhibit 10.13 and 10.14, respectively, to our Form 10-K for the year ended December 31, 2002.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.
10.35 Amendment to Loan Documents between Quinton Cardiology Systems, Inc., Quinton Cardiology, Inc. and Silicon Valley Bank dated December 30, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quinton Cardiology Systems, Inc.

January 5, 2005	By:	/s/ Michael K. Matysik

Name: Michael K. Matysik
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.35	Amendment to Loan Documents between Quinton Cardiology Systems, Inc., Quinton Cardiology, Inc. and Silicon Valley Bank dated December 30, 2004.